Exhibit 16.1

[Crowe Horwath LLP Letterhead]

February 19, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Bank of the Ozarks, Inc. dated February 19, 2016 and are in agreement with those statements.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

cc:	Mr. Henry Mariani
Audit Committee Chairman
Bank of the Ozarks, Inc.